                                  Exhibit 11.1

                               RESOUND CORPORATION

             STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (in thousands except per share data)

                                                                        Three months ended      Nine months ended
                                                                        ------------------      -----------------
                                                                      September 30,October 1, September 30,October 1,
                                                                           1996      1995        1996        1995
                                                                         -------   --------    --------    --------
Net income (loss) ....................................................   $ 1,141   $ (6,183)   $  2,333    $ (5,671)
                                                                         =======   ========    ========    ========
Average common shares outstanding (1) ................................    19,336     15,484      16,977      15,406
Net effect of dilutive stock options (based on treasury stock method),       145      --            489        --
                                                                         -------   --------    --------    --------
Total shares for primary and fully diluted net income per share ......    19,481     15,484      17,466      15,406
                                                                         =======   ========    ========    ========
Net income (loss) per share (2) ......................................   $  0.06   $  (0.40)   $   0.13    $  (0.37)
                                                                         =======   ========    ========    ========

Notes:

(1) Actual shares issued and outstanding as of September 30, 1996 were 19,360,472.

(2)  Fully diluted amounts do not differ materially.